[LOGO]

                                    NIKE, Inc.
                               One Bowerman Drive
                          Beaverton, Oregon 97005-6453

                                                           August 7, 1995

To Our Shareholders:

    You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the NIKE World Headquarters, One Bowerman Drive, Beaverton, Oregon on Monday, September 18, 1995, at 10:00 A.M. Registration will begin at 9:30 A.M.

    I believe that the annual meeting provides an excellent opportunity for shareholders to become better acquainted with NIKE and its directors and officers. I hope that you will be able to attend.

    Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

                                    Sincerely,

                               (Signature of Philip H. Knight

                                    Philip H. Knight
                                    CHAIRMAN OF THE BOARD
                                    AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 18, 1995
                            ------------------------

To the Shareholders of NIKE, Inc.

    The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 18, 1995, at 10:00 A.M., Pacific Daylight Time, at the NIKE World Headquarters, One Bowerman Drive, Beaverton, Oregon, for the following purposes:

    1.  To elect a Board of Directors for the ensuing year.

    2. To amend the Articles of Incorporation to increase the number of authorized shares.

    3. To approve the proposed Executive Performance Sharing Plan to satisfy certain Internal Revenue Code requirements.

    4. To ratify the appointment of Price Waterhouse as independent accountants.

    5. To transact such other business as may properly come before the meeting.

    All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 21, 1995, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

                                    By Order of the Board of Directors

                                                   JOHN E. JAQUA
                                                     SECRETARY

Beaverton, Oregon
August 7, 1995

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

                                PROXY STATEMENT

    The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. ("NIKE" or the "Company") for use at the annual meeting of shareholders to be held on September 18, 1995, and at any adjournment thereof (the "Annual Meeting"). The Company expects to mail this proxy statement and the enclosed proxy to shareholders on or about August 7, 1995.

    The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. The Company has retained Hill and Knowlton, Inc., New York, New York, to assist in the solicitation of proxies from nominees and brokers at an estimated cost of $16,000. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

    All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted FOR: (1) the election of each of the named nominees for director;
(2) the approval of the increase in the authorized common stock; (3) the approval of the proposed Executive Performance Sharing Plan to satisfy certain Internal Revenue Code requirements; and (4) ratification of the appointment of Price Waterhouse as independent accountants. A shareholder may chose to strike the names of the proxy holders named in the enclosed proxy and insert other names.

    A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to Lindsay D. Stewart, Assistant Secretary of the Company, either an instrument of revocation or an executed proxy bearing a later date.

                               VOTING SECURITIES

    Holders of record of NIKE's Class A Common Stock ("Class A Stock") and holders of record of NIKE's Class B Common Stock ("Class B Stock"), at the close of business on July 21, 1995, will be entitled to vote at the Annual Meeting. On that date, 25,893,522 shares of Class A Stock and 45,635,745 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.

    Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect four directors, and holders of Class A Stock, voting separately, will elect
10 directors. Holders of Class A Stock and holders of Class B Stock will vote separately on Proposal 2 and together as one class on Proposals 3 and 4.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    A Board of 14 directors will be elected at the Annual Meeting. All of the nominees, except for Dr. A. Michael Spence, were elected at the 1994 annual meeting of shareholders. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

    William J. Bowerman, Thomas E. Clarke, Delbert J. Hayes and Jill K. Conway are nominated by management for election by the holders of Class B Stock. The other 10 nominees are nominated by management for election by the holders of Class A Stock.

    Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the 10 director nominees who receive the greatest number of votes cast by holders of Class A Stock and the four director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below.
If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

    Background information on the nominees as of July 15, 1995, appears below:

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

    RALPH D. DENUNZIO--Mr. DeNunzio, 63, a director of the Company since 1988, is President of Harbor Point Associates, Inc., New York,
New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities
Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation. He is also a director of AMP Incorporated, Federal Express Corporation and Harris Corporation.

    RICHARD K. DONAHUE--Mr. Donahue, 68, a director of the Company since 1977, is Vice Chairman of the Board. He served as President and Chief Operating Officer of the Company from June 1990 until June 1994. He has been a partner in the law firm of Donahue & Donahue, Lowell, Massachusetts, since 1951. From 1961 to 1963, Mr. Donahue was an assistant to President John F. Kennedy. Mr. Donahue is a former President of the Massachusetts Bar Association and the New England Bar Association. He is a member of the John F. Kennedy Library Foundation and the Chairman of the Foundation's Profiles in Courage Award Committee. He is a trustee of the Joyce Foundation. Mr. Donahue is also a director of Epitope, Inc. and Courier Corp.

    DOUGLAS G. HOUSER--Mr. Houser, 60, a director since 1970, is an Assistant Secretary of the Company and has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey, Pendergrass & Hoffman since 1965. Mr. Houser is a trustee of Willamette University and a fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar
Association.  Mr. Houser and Philip H. Knight are first cousins.

    JOHN E. JAQUA--Mr. Jaqua, 74, a director since 1968, is Secretary of NIKE and has been a principal in the law firm of Jaqua & Wheatley, P.C.,

Eugene, Oregon, since 1962. Mr. Jaqua has served as President of the Oregon State Bar Association and as a State Delegate to the House of Delegates of the American Bar Association.

    PHILIP H. KNIGHT--Mr. Knight, 57, a director since 1968, is Chief Executive Officer and Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to June 1990. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

    KENICHI OHMAE--Mr. Ohmae, 52, a director since 1994, was, until his resignation in 1994, Managing Director of McKinsey & Company, Inc., an international business consulting firm, with which he has been employed for over 20 years. Mr. Ohmae serves as an advisor to many large companies in various industries around the world. He is the author of numerous books on global business strategy, including THE BORDERLESS WORLD, THE MIND OF THE STRATEGIST, TRIAD POWER: THE COMING SHAPE OF GLOBAL COMPETITION, and BEYOND NATIONAL BORDERS: REFLECTIONS ON JAPAN AND THE WORLD. He is also a Director of Heisei Research Institute in Japan.

    RALPH A. PFEIFFER, JR.--Mr. Pfeiffer, 68, a director since
1992, retired in 1986 as IBM Senior Vice President, Chairman and Chief Executive Officer of IBM World Trade Corporation, and Chairman and Chief Executive Officer of IBM World Trade Asia Pacific Group B. In 1974, he was elected an IBM Senior Vice President and became Chairman and Chief Executive Officer of the IBM World Trade Americas/Far East Corporation. In 1983, he was named a member of the Corporate Management Board and, in 1984, was appointed Chairman and Chief Executive Officer of the IBM World Trade Corporation. Mr. Pfeiffer is a director of Campbell Soup Company, The Royal Bank of Canada, IBM World Trade Corporation, Osiris Therapeutics, Inc., Arthur D. Little, Inc., and New York Life Mainstay Funds. He is also a member of the Council on Foreign Relations; a member of the Economic Club of New York; a member of the Inter-American Dialogue; a member of the International Advisory Board, University of South Carolina; and a member of the Board of Trustees of Covenant House.

    CHARLES W. ROBINSON--Mr. Robinson, 75, a director since 1978, is Chairman and President of Robinson & Associates, Inc., Santa Fe, New Mexico, an energy consulting firm. From January 1978 to January 1979, Mr. Robinson was Vice Chairman of the Board of Blyth, Eastman, Dillon & Co., Inc. and from March 1977 to December 1977, was Senior Managing Director of Kuhn Loeb & Co., Incorporated.Mr. Robinson served as Under-secretary of State for Economic Affairs from 1974 to 1976, at which time he was appointed Deputy Secretary of State. From 1964 to 1974, Mr. Robinson was President of Marcona Corporation. Mr. Robinson is also a director of The Allen Group, Inc., and a trustee of The Brookings Institution.

    A. MICHAEL SPENCE--Dr. Spence, 51, has been the Philip H. Knight Profesor and Dean of the Graduate School of Business at Stanford University since 1990. From 1984 to 1990 he was Dean of the Faculty of Arts and Sciences at Harvard University. He was professor of economics and business administration at Harvard University from 1977 to 1986. He is the author of three books and numerous articles on economics and business. Dr. Spence is also a director of Bank of America NT & SA, Sun Microsystems, Inc., Verifone, Inc. and General Mills, Inc.

     JOHN R. THOMPSON, JR.--Mr. Thompson, 53, a director since 1991, has been head coach of the Georgetown University men's basketball team since 1972. Mr. Thompson also serves as Assistant to the President of Georgetown for Urban Affairs. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

    WILLIAM J. BOWERMAN--Mr. Bowerman, 84, a director since 1968, has served as Deputy Chairman of the Board and Senior Vice President of NIKE since 1980. Mr. Bowerman is a co-founder of the Company and served as Vice President from 1968 to 1980. From 1949 to 1972, Mr. Bowerman was head track coach at the University of Oregon, and he served as coach of the United States Olympic track team in 1972.

    THOMAS E. CLARKE--Dr. Clarke, 44, a director since 1994, joined the Company in 1980, and was elected President and Chief Operating Officer in June 1994. Dr. Clarke has held various positions with the Company, primarily in research, design, development and marketing. He was appointed divisional vice president in charge of marketing in 1987. He was elected

Vice President in 1989 and appointed General Manager in 1990. Dr. Clarke holds a Doctorate degree in biomechanics.

    JILL K. CONWAY--Dr. Conway, 60, a director since 1987, is currently a Visiting Scholar with the Massachusetts Institute of Technology's Program in Science, Technology and Society. Dr. Conway was President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Her field of academic specialty is history. Dr. Conway is currently a director of Merrill Lynch & Co., Inc., Arthur D. Little, Inc., The Allen Group, Inc., and Colgate-Palmolive Company and a member of the Advisory Board of IBM World Trade Americas/Far East Corporation. She is currently a trustee of Mount Holyoke College and New England Medical Center.

    DELBERT J. HAYES--Mr. Hayes, 60, a director since 1975, served as Executive Vice President of NIKE from 1980 to April, 1995. Mr. Hayes served as Treasurer and in a number of other executive positions with the Company from 1975 to 1980. Mr. Hayes was a partner with Hayes, Nyman & Co., certified public accountants, from 1970 to 1975. Prior to 1970, Mr. Hayes was a certified public accountant with Price Waterhouse for eight years.

BOARD OF DIRECTORS AND COMMITTEES

    The Board currently has an Executive Committee, an Audit Committee, a Personnel Committee, a Finance Committee, a Stock Option Committee and may also appoint other committees from time to time. There is currently no Nominating Committee. There were six meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served, except for Messrs. Donahue and Thompson, who attended 67 percent and 70 percent respectively.

    The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman) and Clarke. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the

Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 1995, but took actions from time to time pursuant to written consent resolutions.

    The Audit Committee is currently composed of Mr. Hayes (Chairman), Mr. Houser and Mr. Pfeiffer. The Audit Committee reviews and makes recommendations to the Board regarding services provided by the independent accountants, reviews with the independent accountants the scope and results of their annual examination of the Company's consolidated financial statements and any recommendations they may have, and makes recommendations to the Board with respect to the engagement or discharge of the independent accountants. The Audit Committee also reviews the Company's procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting and financial controls, and the Company's policies concerning financial reporting and business practices. The Audit Committee met twice during the fiscal year ended May 31, 1995.

    The Personnel Committee is currently composed of Mr. DeNunzio
(Chairman), Dr. Conway, Mr. Jaqua, and Mr. Thompson. The Personnel Committee makes recommendations to the Board regarding officers' compensation, management incentive compensation arrangements and profit sharing plan contributions. The Personnel Committee met four times during the fiscal year ended May 31, 1995.

    The Finance Committee is currently composed of Messrs. Robinson (Chairman), DeNunzio, Hayes and Pfeiffer. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met five times during the fiscal year ended May 31, 1995.

    The Stock Option Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, Mr. Jaqua and Mr. Thompson. The Stock Option Committee grants options under NIKE's employee stock option plans. The Stock Option Committee met three times during the fiscal year ended May 31, 1995.

DIRECTOR COMPENSATION AND RETIREMENT PLAN

    Messrs. Knight and Clarke do not receive additional compensation for their services as directors. All other directors are paid a fee of $18,000 per year plus $2,000 for each Board meeting attended and $1,000 for each committee meeting attended, except that no fee is paid for attending Stock Option Committee meetings. In addition, directors are reimbursed for travel and other expenses incurred in attending Board and committee meetings. The Company also provides its non-employee directors medical insurance and $500,000 of life insurance coverage.

    In 1989 and 1993 the Board of Directors approved resolutions that provide certain benefits to directors who have served in that capacity for five years or more. The plan provides that after ten years of service by a non-employee director, the Company will provide such director for the remainder of his or her life with $500,000 of life insurance and medical insurance at the levels provided by the Company to all of its employees at the time such director retires. The plan also provides that a director who has served for at least five years will receive an annual retirement benefit for life, commencing on the later of age 65 or the date the director retires or ceases to be a member of the Board. New directors elected after the 1993 fiscal year must retire at age 72. The retirement benefit is equal to a sliding percentage of the director's last annual Board fee (excluding meeting fees) beginning at 50 percent of the Board fee for five years of service up to a maximum of 100 percent of the Board fee for 10 or more years of service.

STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 15, 1995, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company's securities, (ii) each of the nominees for director, (iii) each executive officer listed in the Summary Compensation Table ("Named Officers"), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person's beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Messrs. Knight, Bowerman, Hayes and Jaqua and for all directors and officers as a group.

                                                                    SHARES           PERCENT
                                                 TITLE OF        BENEFICIALLY          OF
                                                   CLASS           OWNED(1)         CLASS(8)
                                              ---------------  ----------------  -----------
William J. Bowerman                           Class A                 29,040           0.1%
Eugene, Oregon                                Class B                 42,812
Thomas E. Clarke(5)                           Class B                 88,732(2)(3)     0.2%
Portland, Oregon
Jill K. Conway                                Class B                 40,400(2)
Milton, Massachusetts
Ralph D. DeNunzio                             Class B                 62,000(2)        0.1%
Riverside, Connecticut
Richard K. Donahue                            Class B                339,888(2)        0.7%
Portland, Oregon
Delbert J. Hayes                              Class A                200,000           0.8%
Newberg, Oregon                               Class B                211,383(3)        0.5%
Douglas G. Houser                             Class B                 22,000
Portland, Oregon
John E. Jaqua                                 Class A                196,489           0.8%
Eugene, Oregon                                Class B                196,882           0.4%
Philip H. Knight(5)                           Class A             24,272,898(4)       93.7%
Beaverton, Oregon                             Class B             24,273,098(4)       34.8%
Kenichi Ohmae                                 Class B                  3,000(2)
Tokyo, Japan
Ralph A. Pfeiffer, Jr.                        Class B                 19,000(2)
New York, New York
Charles W. Robinson                           Class B                162,500           0.4%
Santa Fe, New Mexico
Michael Spence
Palo Alto, CA
John R. Thompson, Jr.                         Class B                 19,500(2)
Washington, D.C.

                                                9

Harry C. Carsh(5)                             Class B                  7,644(2)(3)
Tigard, Oregon
Mark G. Parker(5)                             Class B                 34,240(2)(3)
Portland, Oregon
David B. Taylor(5)                            Class B                 78,389(2)(3)     0.2%
Beaverton, Oregon
Nissho Iwai American Corporation              Preferred(6)           300,000         100.0%
Portland, Oregon
Franklin Resources, Inc.                      Class B              2,371,500(7)        5.2%
San Mateo, California
All directors and executive officers          Class A             24,698,627          95.4%
as a group (20 persons)                       Class B             25,724,209(2)       36.6%
---------
(1)  A person is considered to beneficially own any shares: (a) over which such person exercises sole or shared voting or investment power, or (b)
     of which such person has the right to acquire beneficial ownership at any time within 60 days (i.e., through conversion of securities or exercise of stock options).  Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by such owner and such owner's spouse or children.
(2)  These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 15, 1995, the following numbers of shares:  88,368 shares for Dr. Clarke, 40,000 shares for Dr. Conway, 60,000 shares for Mr. DeNunzio, 158,368 shares for
     Mr. Donahue, 18,000 shares for Mr. Pfeiffer, 18,500 shares for
     Mr. Thompson, 7,347 shares for Mr. Carsh, 33,765 shares for Mr.
     Parker, 3,000 shares for Mr. Ohmae, 77,347 for Mr. Taylor, and
     624,919 shares for the group.
(3)  Includes shares held in account under the NIKE, Inc. 401(k) Employee
     Savings Plan for Messrs. Clarke, Hayes, Carsh, Parker, and Taylor
     in the amounts of 364, 83, 297, 475 and 642 shares, respectively.

                                      10

 (4) Includes 842,104 shares held by a limited partnership in which a corporation owned by Mr. Knight's spouse is a co-general partner, and 16,306 shares owned by such corporation. Mr. Knight has disclaimed any beneficial ownership of such shares.
(5)  Executive officer listed in the Summary Compensation Table.
(6) Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company's Restated Articles of Incorporation, as amended.
(7)  Based on information as of December 31, 1994, contained in Schedule
     13G filed with the Securities and Exchange Commission on or about
     February 8, 1995.
(8)  Omitted if less than 0.1 percent.

    Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission, the New York Stock
Exchange and the Pacific Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the Securities and Exchange
Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 1995 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

                                      11


                             EXECUTIVE COMPENSATION

    The following table discloses compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company and its subsidiaries during the fiscal year ended May 31, 1995 and the two preceding fiscal years.

                                                SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                             ANNUAL COMPENSATION                  COMPENSATION
                             ---------------------------------------------------     AWARDS
                                                                   OTHER ANNUAL   -------------     ALL OTHER
                                                                     COMPEN-          STOCK          COMPEN-
NAME AND PRINCIPAL POSITION    YEAR      SALARY($)    BONUS($)     SATION($)        OPTIONS(#)    SATION($)(1)(2)
---------------------------  ---------  -----------  -----------  --------------  -------------  ---------------
Philip H. Knight                  1995     864,583      787,500      26,345(3)         --           500,000(4)
 Chief Executive Officer          1994     750,000      150,000      68,315(3)         --           519,096
                                  1993     750,000      300,000      45,889(3)         --            21,204

Thomas E. Clarke                  1995     625,000      515,625         --             33,473         4,546
 President and                    1994     370,833      112,438         --             18,349       310,360
 Chief Operating Officer          1993     318,319      117,000         --             10,000        22,064

Mark G. Parker                    1995     442,500      337,500         --             15,063        59,006(5)
 V.P. and General Manager         1994     357,083       99,806         --             16,514       78,040
 Consumer Product Marketing       1993     317,917      197,886         --             10,000        49,268

Harry C. Carsh                    1995     338,750      229,500         --             13,389         8,125
 V.P. and General Manager         1994     326,812       48,750         --             14,679        28,105
 Sports and Fitness               1993     300,000       96,000         --             14,223        25,879

David B. Taylor                   1995     322,917      219,375         --             13,389         3,750
 Vice President Production        1994     297,916       39,960         --             14,679        25,081
                                  1993     272,916       88,000         --             14,223        22,283

------------



(1) Includes contributions by the Company to the 401(k) Savings Plan for the named officers. The contributions for the fiscal year ended May 31, 1995 were $3,750 for each of Messrs. Clarke, Parker, Carsh and Taylor. Profit Sharing Plan contributions for fiscal year
     1995 have not been determined.
(2) Includes above-market interest on deferred compensation for Messrs. Clarke, Parker and Carsh in the amount of $796, $856, and $4375, respectively, for the fiscal 1995 year.

 (3) The Company provided Mr. Knight with occasional non-business use of an airplane. The Company's aggregate incremental cost for Mr. Knight's non-business airplane use in fiscal years 1993, 1994 and 1995 was $45,889, $65,795 and $23,145, respectively.
(4) The Company paid $500,000 towards a portion of the annual premium for term life insurance on the life of Mr. Knight pursuant to a "split dollar" plan. The Company would be reimbursed for its payments from the proceeds of the life insurance policies in the event Mr. Knight dies.
(5) Pursuant to the terms of certain stock options, in fiscal year 1995 the Company made a cash payment of $2.72 per share to Mr. Parker for the exercise of 20,000 of Mr. Parker's stock options in fiscal year 1995 ($54,400.00).


                           OPTION GRANTS IN THE FISCAL YEAR ENDED MAY 31, 1995

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                                                                                            STOCK PRICE
                                             % OF TOTAL                                   APPRECIATION FOR
                                           OPTIONS GRANTED   EXERCISE OR                   OPTION TERM(3)
                              OPTIONS      TO EMPLOYEES IN   BASE PRICE    EXPIRATION   ------------------
          NAME             GRANTED(#)(1)     FISCAL YEAR    ($/SHARE)(2)      DATE        5%($)     10%($)
------------------------  ---------------  ---------------  -------------  -----------  ---------  ---------
Philip H. Knight........        --                  --            --            --          --      --
Thomas E. Clarke........        33,473             6.2%       $   59.75       6/30/04    1,257,915  3,187,634
Mark G. Parker..........        15,063             2.8%       $   59.75       6/30/04      566,068  1,434,449
Harry C. Carsh..........        13,389             2.5%       $   59.75       6/30/04      503,159  1,275,034
David B. Taylor                 13,389             2.5%       $   59.75       6/30/04      503,158  1,275,034

------------
(1) All options shown in the table become exercisable with respect to 25% of the total number of shares on each of July 1, 1995, 1996, 1997, and 1998. All options will become fully exercisable generally upon the approval by the Company's shareholders of a merger, plan of exchange, sale of substantially all of the Company's assets or plan of liquidation.
(2) The exercise price is the market price of Class B Stock on the date the options were granted.
(3) Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation. The actual realized value depends on the market value of the Class B Stock on the exercise date, and no gain to the optionees is possible without an increase in the price of the Class B Stock. All assumed values are pre-tax and do not include dividends.

           AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED MAY 31, 1995
                        AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                            OPTIONS AT                IN-THE-MONEY OPTIONS
                         SHARES                         FISCAL YEAR-END(#)          AT FISCAL YEAR-END($)(1)
                       ACQUIRED ON      VALUE      -----------------------------  ----------------------------
          NAME         EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------  -------------  ------------  -------------  --------------  ------------  --------------
Philip H. Knight.........  --             --            --              --             --             --
Thomas E. Clarke.........  --             --            80,000        61,822      4,687,496      1,275,040
Mark G. Parker...........  20,000      1,078,100        30,000        41,577      1,890,900        890,873
Harry C. Carsh...........  14,000        662,505         -0-          48,291          -0-        1,150,480
David B. Taylor............--             --            71,000        46,291      3,827,825      1,070,480

------------
(1) Based on a fair market value as of May 31, 1995 of $78.25 per share. Values are stated on a pre-tax basis.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH ON PAGE 19 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                    REPORT OF THE PERSONNEL COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Personnel Committee of the Board of Directors (the "Committee"), subject to the approval of the Board of Directors, determines the compensation of the Company's executive officers and oversees the administration of executive compensation programs, except that stock option grants are made by the Stock Option Committee.

     EXECUTIVE COMPENSATION POLICIES AND PROGRAMS. The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short-and long-term strategic Company goals.
The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

     There are three basic components to the Company's "pay for performance" system: base pay; annual incentive bonus; and long-term, equity-based incentive compensation. Each component is addressed in the context of individual and Company performance, competitive conditions and equity among employees. In determining competitive compensation levels, the Company analyzes information from several independent surveys which include information regarding the general industry as well as other consumer product companies. Since the Company's market for executive talent extends beyond the sports and fitness industry, the survey data includes global name-brand consumer product companies with sales in excess of $1 billion. A comparison of the Company's financial performance with that of the companies and indices shown in the Performance Graph is only one of many factors considered by the Committee to determine executive compensation.

     BASE PAY. Base pay is designed to be competitive, although conservative (generally in the second quartile) as compared to salary levels for equivalent executive positions at other global consumer product companies. The executive's actual salary within this competitive framework will vary based on responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance (measured against strategic management objectives such as maintaining customer satisfaction, fostering innovative products, strengthening market share, and expanding the markets for the Company's products). The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations or functions for which they are responsible. The Company's philosophy and practice is to place a relatively greater emphasis on the incentive components of compensation.

     ANNUAL INCENTIVE BONUS. Each executive is eligible to receive an annual cash bonus under the Executive Performance Sharing Plan (described later in this Proxy Statement). The "target" level for that bonus, like the base salary level, is set with reference to Company-wide bonus programs, as well as competitive conditions. These target levels are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of financial goals within the Company's business plan. An executive receives a percentage of his or her target bonus depending on the extent to which the Company achieves financial performance goals set by the Committee and the Board, as measured by the Company's net income before taxes. Bonuses may exceed the target if the Company's performance exceeds the goal.

     LONG-TERM, EQUITY-BASED INCENTIVE COMPENSATION. The long-term equity-based compensation program is tied directly to shareholder return. Under the current program, long-term incentive compensation consists of stock options, 25% of which vest in each of the four years after grant. Stock options are awarded with an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. Accordingly, the executive is rewarded only if the market price of the Class B Common Stock appreciates.

     Since long-term options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Stock Option Committee, but are not entirely determinative of future grants. Like base pay, the grant is set with regard to competitive considerations, and each individual's actual grant is based upon individual performance measured against the criteria described in the preceding paragraphs and the executive's potential for future contributions.

     Stock options are designed to align the interests of the Company's executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and the shareholders' return. In addition, through deferred vesting, this component of the compensation system is designed to create an incentive for the individual executive to remain with the Company.

     OTHER PLANS. The Company maintains combined profit sharing and 401(k) retirement plans. Under the profit sharing retirement plan, the Company annually contributes to a trust on behalf of employees, including executive officers, an amount that has historically approximated 1.7% of the Company's pre-tax earnings. That percentage is determined by the Board of Directors, and in the past five fiscal years has represented a yearly contribution of between 5.07 to 8.42% of each employee's earnings. This retirement plan serves to retain employees and executives, since profit sharing funds do not fully vest until after five years of employment with the Company.

     Under the 401(k) retirement plan, the Company contributes up to 2.5% of each employee's earnings as a matching contribution. This matching contribution is invested entirely in NIKE Class B Stock, which strengthens the linkage between employee and shareholder interests.

     ANNUAL REVIEWS. Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting the annual review, the Committee considers information provided by Human Resources staff and uses surveys and reports prepared by independent compensation consultants.

     Each year, the Committee, with the President and Human Resources staff, reviews the individual performance of each of the other executive officers and the President's recommendations with respect to the appropriate compensation levels and awards. The Committee makes recommendations to the Board of Directors for final approval of all compensation matters except for stock option grants, which are made by the Stock Option Committee. The Committee also reviews with the President and the Human Resources staff the financial and other strategic objectives, such as those identified above, for each of the senior executive officers for the following year.

     In fiscal year 1995, awards to executive officers as a group reflected
(i) the Company's record revenues and earnings, and (ii) continued progress toward strategic goals such as expansion into international markets. The Committee also considered the other factors and considerations described above. Accordingly, as a group the named executive officers received approximately 150% of their targeted incentive bonuses.

     CHIEF EXECUTIVE OFFICER. In reviewing Mr. Knight's performance, the Committee focused primarily on the Company's outstanding performance in fiscal year 1995, which resulted from substantial increases in sales and earnings, and progress toward the achievement of various strategic and financial objectives identified above. Accordingly, Mr. Knight received an incentive bonus of $787,500. The Committee increased Mr. Knight's base salary for the 1996 fiscal year to approximately $945,000.

     Mr. Knight's position as the founder of and a substantial shareholder in the Company provides an effective long-term performance incentive tied directly to shareholder return. Accordingly, he received no stock option awards.

	SECTION 162(m) OF THE INTERNAL REVENUE CODE. The Company has proposed an Executive Performance Sharing Plan for adoption by the shareholders. The Plan is designed to satisfy the performance-based exception to the Section 162(m) limitation on deductibility with respect to incentive bonus compensation for named executive officers. Moreover, the Company will likely take actions within the allowable transition period to exempt the performance-based stock option plan from the deductibility limitation.

Members of the Personnel Committee:

        Jill K. Conway
        Ralph D. DeNunzio, Chairman
        John E. Jaqua
        John R. Thompson, Jr.

PERFORMANCE GRAPH

    The following graph demonstrates a five-year comparison of cumulative total returns for NIKE's Class B Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Apparel Indices. The graph assumes an investment of $100 on May 31, 1990 in each of the Company' Common Stock, and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes and Apparel Indices. Each of the indices assumes that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           NIKE, Inc.       S&P 500 Index    S&P Shoes Index    S&P Apparel Index
1990           100              100                100                 100
1991           102.53           111.79             116.47              129.79
1992           151.22           122.81             150.11              131.29
1993           190.79           137.06             184.09              129.35
1994           157.79           142.90             156.47              108.71
1995           213.78           171.75             181.64              111.19

---------
  The Standard & Poor's Shoe Index consists of NIKE, Reebok International, Brown Group, Inc. and Stride Rite Corporation. The Standard & Poor's Apparel Index consists of Liz Claiborne, Inc., Russell Corp., Fruit of the Loom, Springs Industries, Inc. and VF Corp. The Standard & Poor's Shoe and Apparel Indices include companies in each of two major lines of business in which the Company competes. The indices do not encompass all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged.

    THE STOCK PERFORMANCE SHOWN ON THE GRAPH ABOVE IS NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. THE COMPANY WILL NOT MAKE NOR ENDORSE ANY PREDICTIONS AS TO FUTURE STOCK PERFORMANCE.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Personnel Committee of the Board of Directors during the fiscal year ended May 31, 1995, are listed above. The Committee is composed solely of non-employee directors. Mr. Jaqua serves as Secretary of the Company, but is not an employee. During the fiscal year, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $100,000 for financial consulting services, and paid director John R. Thompson, Jr. $351,000 for services rendered pursuant to an endorsement contract. The Company expects to pay Mr. DeNunzio, or his firm, and Mr. Thompson for additional legal and consulting work that may be performed by them for the Company during fiscal 1996.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

    An agreement between the Company and President and Chief Operating Officer, Dr. Thomas E. Clarke, contains a covenant not to compete that extends for one year following the termination of Dr. Clarke's employment with the Company. The agreement provides that if Dr. Clarke voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to one-half of Dr. Clarke's last monthly salary. The agreement provides further that if Dr. Clarke's employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to Dr. Clarke's last monthly salary. The Company may unilaterally waive the covenant not to compete. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

     The Company has a similar agreement with Vice President Mark G. Parker that extends from one year following the termination of Mr. Parker's employment with the Company. The agreement provides that if Mr. Parker voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of (i) $20,833 or (ii) one-twenty-fourth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his resignation. The agreement provides further that if Mr. Parker's employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of $41,667 or (ii) one-twelfth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his termination. If Mr. Parker is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Parker is terminated for cause, the Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.


CERTAIN TRANSACTIONS

    During the fiscal year ended May 31, 1995, the Company paid the law firm of Bullivant, Houser, Bailey, Pendergrass & Hoffman, of which director Douglas G. Houser is a partner, approximately $61,219 for services rendered. During the same period, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $100,000 for financial consulting services, paid Robanna, Inc., which is owned by director John R. Thompson, Jr. $351,000 for services rendered pursuant to an endorsement contract, and paid director Kenichi Ohmae $45,000 for business and financial consulting services. The Company expects to pay Mr. Houser, or his law firm, Mr. DeNunzio, or his firm, Mr. Thompson and Mr. Ohmae for additional legal and consulting services that may be performed by them for the Company during fiscal year 1996.

INDEBTEDNESS OF MANAGEMENT

    On July 19, 1994 the Company loaned $500,000 at 5.65% per annum to President Thomas E. Clarke for the purchase of a second home. The loan is secured by the second home, and must be repaid within 180 days following termination of employment. As an inducement to remain employed by the Company, the Company has agreed to forgive $100,000 of the loan commencing January 1, 2000 and on each of the four anniversary dates thereafter, provided that Dr. Clarke remains employed by the Company.

                                   PROPOSAL 2
                 APPROVAL OF INCREASE IN AUTHORIZED COMMON STOCK


      The Board of Directors recommends that shareholders of the Company approve an amendment to Article IV of the Company's Restated Articles of Incorporation, as amended, to increase the Company's authorized Class A Stock from 60,000,000 to 110,000,000 shares and the authorized Class B Stock from 150,000,000 shares to 330,000,000 shares.

     The reason for this amendment is to permit the Company to effect one or more stock splits by means of a stock dividend. The Board of Directors has not approved such a split, but believes it to be desirable to have that flexibility.

     The proposed increase in the Company's authorized Common Stock would be large enough to permit the Board of Directors to effect additional stock splits or stock dividends in the future if the Board determines at such time that such action would be in the best interests of the Company.
While the proposed amendment is intended to facilitate such future stock splits or stock dividends, such shares could also be used for other purposes such as future financing and acquisitions of property, including stock or assets of other businesses, if deemed desirable by the Board. Although the Company considers potential acquisitions from time to time, the Board has no present plans to use any of the authorized unissued shares of the Company for such purpose. Additional shares could also be used to dilute the stock ownership of persons seeking to obtain control of the Company. however, the Company is not proposing this amendment for that purpose.

     The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock the Company now has authorized. Holders of Common Stock do not have preemptive rights to subscribe to additional securities which may be issued by the Company.

     The Board of Directors considers this amendment advisable to permit a stock split and to provide flexibility for future stock splits, stock dividends and capital requirements. Approval of this amendment by the shareholders at the Annual Meeting may avoid the expensive procedure of calling and holding a special meeting of shareholders for such a purpose at a later date.

     Approval of Proposal 2 would require (i) the presence at the Annual Meeting of a majority of the outstanding shares of Class A Stock and a majority of the outstanding shares of Class B Stock, and (ii) that in each such class the number of shares voting in favor of this Proposal exceeds the number of shares voting against this Proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists but are not counted as voting either for or against and therefore have no effect on the results of the vote.


                                  PROPOSAL 3
                APPROVAL OF EXECUTIVE PERFORMANCE SHARING PLAN

     In 1993, the Internal Revenue Code was amended to add Section 162(m), which prevents a publicly held corporation from taking federal income tax deductions previously allowed for compensation in excess of $1 million per year paid to the named executive officers whose compensation is disclosed in the corporation's proxy statement. The Code, however exempts compensation that qualifies as "performance-based".

     In view of the changes to the tax laws, the Board of Directors has adopted, and proposed for approval by the shareholders, the Executive Performance Sharing Plan (the "Plan"). The purpose of the Plan is to satisfy Internal Revenue Code requirements for shareholder-approved, performance-based compensation in order to preserve the Company's income tax deduction for annual incentive bonus payments to the named executive officers. The Plan is a continuation of the previously existing incentive bonus program for corporate officers, and is similar to the incentive bonus program for all employees of the Company. The following summary of the Plan is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached as Exhibit A to this Proxy Statement.

     Persons Covered. The persons covered by the Plan are all corporate officers of the Company. Under the Company's Bylaws, corporate officers are those elected by the Board of Directors. The corporate officers include nearly all of the Company's executive officers, a total of eight persons. Other officers and employees of the Company will continue to be eligible to receive annual cash incentive bonuses outside of the Plan.

     Administration. Grants of target awards under the Plan and all other decisions regarding the administration of the Plan will be made by the Personnel Committee of the Board of Directors, or if the Personnel Committee is not comprised solely of "outside directors" as that term is defined in regulations under Section 162(m), another Board committee consisting solely of outside directors (the "Committee").

     Target Awards. Within 90 days of the beginning of each fiscal year of the Company, the Committee will establish for each corporate officer the performance target or targets and related target awards payable in cash upon meeting the performance targets for the year. Performance targets must be expressed as an objectively determinable level of performance of the Company or any subsidiary, division or other unit of the Company, based on one or more of the following: net income, net income before taxes, operating income, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing the performance target. The maximum target award for a corporate officer in any year will be the lesser of 150% of the officer's base salary established at the beginning of the year, or $2 million.

     Determination of Award Payouts. At the end of each fiscal year, the Committee will certify the attainment of the performance targets and the calculation of the payouts of the related target awards. No award shall be paid if the related performance target is not met, but the Committee may, in its discretion, reduce or eliminate an officer's calculated award based on circumstances relating to the performance of the Company or the officer.

     Effective Date. If approved by shareholders, the Plan will be effective as of June 1, 1995.

     Amendment and Termination. The Plan may be amended by the Committee, with the approval of the Board of Directors, at any time except to the extent that shareholder approval would be required to maintain the qualification of Plan awards as performance-based compensation. Unless reapproved by the shareholders, the Plan will terminate at the first meeting of shareholders of the Company in the year 2000.

     1996 Target Awards. In June 1995, the Committee established performance targets and target awards under the Plan for the corporate officers for fiscal 1996. As in prior years under the Company's previously existing annual incentive bonus program, target awards for fiscal 1996 are based on the achievement of pre-established target levels of net income before taxes. The actual amounts to be paid under those awards cannot be determined at this time, as such amounts are dependent upon the Company's performance for the current fiscal year. However, since the Plan is a continuation of the previously existing annual incentive bonus program, shareholders may assume that if the Plan had been in effect for fiscal 1995, the actual bonus compensation received by the Named Officers as shown in the Summary Compensation Table on page 12 would have been received under the Plan. All corporate officers as a group, including the Named Officers, received bonus compensation for fiscal
1995 of $2,551,875.

     Board Recommendation. the Board of Directors recommends that shareholders vote FOR approval of the Plan. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 3.
If a quorum is percent at the Annual Meeting, Proposal 3 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voting against the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists, but are not counted as voting either for or against and therefore have no effect on the results of the vote.


                                   PROPOSAL 4

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors of the Company, upon recommendation of its Audit Committee, has appointed Price Waterhouse as independent accountants to examine the Company's consolidated financial statements for the fiscal year May 31, 1996 and to render other professional services as required.

    The appointment of Price Waterhouse is being submitted to shareholders for ratification.

    Price Waterhouse has served as independent accountants to the Company since 1971. Representatives of Price Waterhouse will be present at the Annual Meeting and are expected to be available to respond to questions.

                             SHAREHOLDER PROPOSALS

    A proposal by a shareholder for inclusion in the Company's proxy statement and form of proxy for the 1996 annual meeting of shareholders must be received by NIKE at One Bowerman Drive, Beaverton, Oregon
97005-6453, Attention: Lindsay D. Stewart, Assistant Secretary, on or before April 9, 1996 in order to be eligible for such inclusion.


                                 OTHER MATTERS

    As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment. The Company's bylaws prescribe that a shareholder may bring matters before an annual meeting only if such shareholder has given the Company advance written notice of such matters. For purposes of the 1995 Annual Meeting, such notice must be received on or before August 18, 1995 by Lindsay D. Stewart, Assistant Secretary of the Company, at One Bowerman
Drive, Beaverton, Oregon 97005-6453.

    A COPY OF NIKE'S 1995 ANNUAL REPORT ON FORM 10-K WILL BE
AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON REQUEST TO: INVESTOR RELATIONS, NIKE, INC., ONE BOWERMAN DRIVE, BEAVERTON, OREGON 97005-6453.

                                    For the Board of Directors

                                    JOHN E. JAQUA
                                    SECRETARY

 EXHIBIT A

                                  NIKE, Inc.

                       EXECUTIVE PERFORMANCE SHARING PLAN

     This is the Executive Performance Sharing Plan of NIKE, Inc. for the payment of incentive compensation to designated employees.

Section 1.  Definitions.  The following terms have the following meanings:

Board:  The Board of Directors of the Company.

Code:  The Internal Revenue Code of 1986, as amended.

Committee: The Personnel Committee of the Board, provided however, if the Personnel Committee of the Board is not composed entirely of Outside Directors, the "Committee" shall mean a committee composed entirely of at least two Outside Directors appointed by the Board from time to time.

Company:  NIKE, Inc.

Exchange Act:  The Securities Exchange Act of 1934, as amended.

Outside Directors: The meaning ascribed to this term in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

Performance Target: An objectively determinable level of performance as selected by the Committee to measure performance of the Company or any subsidiary, division, or other unit of the Company for the Year based on one or more of the following: net income, net income before taxes, operating income, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing a Performance Target.

Plan:  The Executive Performance Sharing Plan of the Company.

Target Award: An amount of cash compensation to be paid to a Plan participant based on achievement of a particular Performance Target level established by the Committee, expressed as a percentage of the participant's base salary at the beginning of the Year, determined in accordance with guidelines established by the Committee.

Year:  The fiscal year of the Company.

     Section 2.  Objectives.  The objectives of the Plan are to:

     (a) recognize and reward on an annual basis the Company's corporate officers for their contributions to the overall profitability and performance of the Company; and

     (b) qualify compensation under the Plan as "performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

     Section 3. Administration. The Plan will be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

     Section 4. Participation. Participation in the Plan shall be limited to individuals who are corporate officers of the Company.

     Section 5.  Determination of the Performance Targets and Awards.
The Committee shall determine, in its sole discretion, the Performance Targets and Target Award opportunities for each participant, within 90 days of the beginning of each Year. The Committee may establish
(i) several Performance Target levels for each participant, each corresponding to a different Target Award opportunity, and (ii) different Performance Targets and Target Award opportunities for each participant in the Plan. The maximum Target Award opportunity under the Plan for a participant in any Year shall be the lesser of 150% of the participant's base salary established at the beginning of the Year, or $2 million. For competitive reasons, the specific Performance Targets determined by the Committee will not be publicly disclosed.

     Section 6. Determination of Plan Awards. At the conclusion of the Year, in accordance with Section 162(m)(4)(C)(iii) of the Code, prior to the payment of any award under the Plan, the Committee shall certify in the Committee's internal meeting minutes the attainment of the Performance Targets for the Year and the calculation of the awards. No award shall be paid if the related Performance Target is not met. In no event shall an award to any participant exceed the lesser of 150% of the participant's base salary, or $2 million. The Committee may, in its sole discretion, reduce or eliminate any participant's calculated award based on circumstances relating to the performance of the Company or the participant. Awards will be paid in cash as soon as practicable following the Committee's certification of the awards.

     Section 7. Termination of Employment. The terms of a Target Award may provide that in the event of a participant's termination of employment for any reason during a Year, the participant (or his or her beneficiary) will receive, at the time provided in Section 6, all or any portion of the award to which the participant would otherwise have been entitled.

     Section 8.  Miscellaneous.

     (a) Amendment and Termination of the Plan. The Committee with the approval of the Board may amend, modify or terminate the Plan at any time and from time to time except insofar as approval by the Company's shareholders is required pursuant to Section 162(m)(4)(C)(ii) of the Code. The Plan shall terminate at the first shareholder meeting that occurs in the fifth year after the Company's shareholders approve the Plan. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of Target Awards previously established.

     (b) No Assignment. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

     (c) No Rights to Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries. The Company reserves the right to terminate a participant at any time for any reason notwithstanding the existence of the Plan.

     (d) Beneficiary Designation. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of a participant's death.

     (e)     Plan Unfunded.   The entire cost of the Plan shall be paid
from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities, nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

     (f) Applicable Law. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Oregon.

                                 NOTICE OF ANNUAL
                                    MEETING
                                      AND
                                 PROXY STATEMENT
                                   ---------

                               SEPTEMBER 18, 1995
                               BEAVERTON, OREGON
                                   ---------


                                      [LOGO]
                                      [LOGO]
               This proxy statement is printed on recycled paper

                                       PROXY



                                      NIKE, INC.
                              CLASS A COMMON STOCK PROXY
                     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR THE 1995 MEETING OF SHAREHOLDERS -- SEPTEMBER 18, 1995


The undersigned hereby appoints Philip H. Knight, Thomas E. Clarke and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated below, on behalf of the undersigned all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 18, 1995, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

                                           (change of address/comments)
Election of Directors, Nominees:
                                              ____________________________
Ralph D. DeNunzio; Richard K. Donahue;
Douglas G. Houser; John E. Jaqua;             ____________________________
Philip H. Knight; Kenichi Ohmae;
Ralph A. Pfeiffer, Jr.; Charles W. Robinson;  ____________________________
Michael Spence; John R. Thompson, Jr.


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.
      ------------------
                                                        |See Reverse side|
                                                        ------------------



----- Please mark your                                                 9317
| X | votes as in this
----- example.


The shares represented by this proxy will be voted as specified, but if no specification is made, this proxy will be voted FOR the election of the nominees for director and FOR approval of Proposals 2, 3 and 4. The proxies may vote in their discretion as to other matters which may come before the meeting.


1. Election of Directors                 For       Withheld
   (see reverse)                        -----        -----
                                        |   |        |   |
                                        -----        -----

   For, except vote withheld from the following nominees:

   ______________________________________________________

2. Proposal to amend the Articles of     For    Against   Abstain
   Incorporation to increase the        -----    -----     -----
   number of authorized shares.         |   |    |   |     |   |
                                        -----        -----

3.  Proposal to approve the              For    Against   Abstain
    Executive Performance Sharing Plan  -----   -----     ------
                                         |      |   |      |   |
                                        -----   -----     ------

4. Proposal to ratify the                For    Against   Abstain
   appointment of Price                 -----   -----      -----
   Waterhouse as                        |   |   |   |      |   |
   independent accountants.             -----   -----      -----



SIGNATURE(S)_____________________________    Date___________________
(Please date and sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

                                      PROXY


                                   NIKE, INC.
                           CLASS B COMMON STOCK PROXY
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE 1995 MEETING OF SHAREHOLDERS - September 18, 1995

The undersigned hereby appoints Philip H. Knight, Thomas E. Clarke and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated below, on behalf of the undersigned all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 18, 1995, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

                                               (change of address/comments)
Election of Directors, Nominees:
                                          ---------------------------------
William J. Bowerman
Thomas E. Clarke                          ---------------------------------
Jill K. Conway
Delbert J. Hayes                          ---------------------------------

                                          ---------------------------------



YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE
BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF ------------- YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' |SEE REVERSE|
RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES           |    SIDE   |
UNLESS YOU SIGN AND RETURN THIS CARD.                          -------------

-----  Please mark your                                             9316
| X |  votes as in this
-----  example.

The shares represented by this proxy will be voted as specified, but if no specification is made, this proxy will be voted FOR the election of the nominees for director and FOR approval of Proposals 2, 3 and 4. The proxies may vote in their discretion as to other matters which may come before the meeting.


                                                  FOR              WITHHELD
1.   Election of Directors                       -----              -----
     (see reverse side)                          |   |              |   |
                                                 -----              ----

For, except vote withheld from the following nominee(s):

---------------------------------------------------------

2. Proposal to amend the Articles of        FOR     AGAINST    ABSTAIN
   Incorporation to increase the           -----    -----       -----
   number of authorized shares.            |   |    |   |       |   |
                                            -----   -----       -----

3.  Proposal to approve the              FOR       AGAINST     ABSTAIN
    Executive Performance Sharing Plan  -----       -----       ------
                                        |   |       |   |       |   |
                                        -----       -----       ------

                                              FOR     AGAINST   ABSTAIN
4   Proposal to ratify the appointment of    -----     -----     -----
     Price Waterhouse as independent         |   |     |   |     |   |
     accountants.                            -----     -----     -----




SIGNATURE(S)_____________________________________     DATE____________
(Please date and sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full title in such capacity.)